Exhibit 99.1

NEWS RELEASE
CONMED Corporation
Todd Garner
Chief Financial Officer
727-214-2975
ToddGarner@conmed.com

CONMED Announces Definitive Agreement to Acquire Biorez, Inc.

•	Through this acquisition, CONMED acquires next generation bioinductive collagen scaffold technology for application in sports medicine soft tissue healing

•	CONMED to host conference call today at 4:30 p.m. ET

Largo, Florida, August 1, 2022 – CONMED Corporation (NYSE: CNMD) today announced a definitive agreement to acquire privately held Biorez, Inc. (Biorez), on a cash-free, debt-free basis, for cash consideration of $85 million at closing, subject to adjustment, and up to an additional $165 million in growth-based earnout payments over a four-year period. The transaction is expected to be financed through the company’s existing credit facility. The transaction is expected to close in early August 2022.

Biorez is a medical device start-up based in New Haven, CT and is focused on advancing the healing of soft tissue using its proprietary BioBrace® Implant technology. The BioBrace implant is an innovative bioinductive scaffold that is intended to reinforce soft tissue where weakness exists and facilitate healing. BioBrace® is cleared for use by the FDA in multiple product sizes.

“The addition of Biorez and its BioBrace® platform represents an important step forward for our sports medicine portfolio,” commented Curt R. Hartman, CONMED’s Chair of the Board, President, and Chief Executive Officer. “BioBrace® fits seamlessly into our existing suite of products, and we are excited to advance the next generation of healing in sports medicine. BioBrace® represents the type of high-growth, high-margin platform that drives our long-term vision for CONMED.”

Kevin Rocco, Chief Executive Officer of Biorez added, “I am proud of the Biorez team for developing an innovative healing solution that provides a new treatment option for surgeons and patients. We are thrilled to join CONMED to accelerate the growth of our technology on a global scale.”

“Kevin and his team have created an extraordinary biomedical device that can improve the standard of care in sports medicine procedures,” commented Pat Beyer, CONMED’s President of International and Global Orthopedics. “I look forward to working closely with the Biorez team and leveraging their technical experience as we work to generate clinical data and bring this product to a broader group of customers and patients.”

Financial Highlights and Update to 2022 Outlook

CONMED expects this acquisition to add approximately $1 million in revenue to its recently provided full-year 2022 revenue guidance.

CONMED expects the acquisition to be approximately $0.10 to $0.15 dilutive to adjusted cash earnings per share in 2022 and 2023, and accretive thereafter. Therefore, CONMED now expects full-year 2022 adjusted diluted net earnings per share in the range of $3.25 to $3.45.

Conference Call

The Company’s management will host a conference call today at 4:30 p.m. ET to discuss its definitive agreement to acquire Biorez, Inc.

To participate in the conference call via telephone, please click here to pre-register and obtain the dial-in number and passcode.

This conference call will also be webcast and can be accessed from the “Investors” section of CONMED’s website at www.conmed.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

Advisors

Sullivan & Cromwell LLP and DLA Piper LLP are acting as legal counsel for CONMED. Canaccord Genuity LLC is acting as financial advisor and Shipman & Goodwin LLP, Burns & Levinson LLP, and Latham & Watkins LLP are acting as legal counsel for Biorez, Inc. in connection with the transaction.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, thoracic surgery, and gastroenterology. For more information, visit www.conmed.com.

About Biorez, Inc.

Biorez is a New Haven, CT based medical device start-up focused on advancing the healing of soft tissues using its proprietary BioBrace® Implant technology.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to, the risks posed to the Company’s business, financial condition, and results of operations by the COVID-19 global pandemic and the various government responses to the pandemic, including deferral of surgeries, reductions in hospital and ambulatory surgery center operating volumes, disruption to potential supply chain reliability; the ability of CONMED to advance Biorez’s product lines following the Merger, including challenges and uncertainties inherent in product research and development, and the uncertain impact, outcome and cost of ongoing and future clinical trials and market studies; uncertainties as to the timing for completion of the Merger; the possibility that various conditions to complete the Merger may not be satisfied or waived; transaction costs in connection with the Merger; the potential effects of the Merger on relationships with employees, customers, other business partners or governmental entities; any assumptions underlying any of the foregoing; as well as risk factors discussed in the Company’s Annual Report on Form 10-K for the full year ended December 31, 2021 and other risks and uncertainties which may be detailed from time to time in reports filed by CONMED with the SEC. CONMED’s shareholders and other investors are cautioned that any such forward-looking statements are not guarantees of future performance and to not place undue reliance on these forward-looking statements, as actual results may differ materially from those currently anticipated. All forward-looking statements are based on information currently available to CONMED, and CONMED undertakes no obligation to update any such forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.